Pro Forma LTM Adjusted EBITDA Reconciliation

Exhibit 99.1

($ in M)	SAIC	Unisys Federal	Pro Forma Adjustments[1]	Pro Forma Combined
Revenue	$6,031	$726	$292	$7,049
Net Income	$160	$49	($80)	129
Interest Expense	$84	–	53	137
Interest Income	($4)	–	–	(4)
Income Taxes	$50	17	(28)	39
Depreciation & Amortization	$114	2	104	220
Acquisition & Integration Costs[2]	$95	1	(1)	95
Reported Adjusted EBITDA	$499	$69	$48	$616
Credit Agreement EBITDA adjustments[3]	84	–	5	89
Pro Forma Adjusted EBITDA	$583	$69	$53[4]	$705
Pro Forma Adjusted EBITDA Margin	*9.7%*	*9.5%*		*10.0%*

Note: Historical results for SAIC are for the 12-months ended 11/1/2019 and historical results for Unisys Federal are for the 12-months ended 12/31/2019.

(1) The pro forma adjustments to the pro forma statement of income give effect to the previously consummated acquisition of Engility Holdings Inc. as if it had been consummated on November 3, 2018 and also reflect the sale of several non strategic contracts (adjustment of $53M of revenue and $1M of EBITDA). Unisys Federal Pro Forma Adjustments reflects net change in corporate SG&A, net of corporation allocations, and Value Added Reseller Agreement.

(2) Acquisition and integration costs are shown net of expected cost recoveries through the Company's indirect rates and exclude depreciation expense reported in acquisition and integration costs.

(3) Credit Agreement EBITDA adjustments include Credit Agreement EBITDA definitional add backs such as Non Cash Compensation ($34M), Engility Holdings Inc. Run Rate Cost Synergies ($40M), and Interest Income, A/R Facility Discounting and other adjustments ($15M).

(4) Pro forma adjustments relating to SAIC (pro forma for Engility Holdings Inc. and the sale of several non-strategic contracts) total $30M. Adjustments relating to Unisys Federal total $23M, which reflects net change in corporate SG&A, net of corporation allocations, and Value Added Reseller Agreement.

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